Exhibit (a)(3)

VIKING MUTUAL FUNDS

TRUST INSTRUMENT

SCHEDULE A

SERIES OF THE TRUST

Viking Tax-Free Fund for Montana

Viking Tax-Free Fund for North Dakota

Kansas Municipal Fund

Maine Municipal Fund

Nebraska Municipal Fund

New Hampshire Municipal Fund

Oklahoma Municipal Fund

May 18, 2017